Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Investor Relations	Media Relations
Ciel Caldwell	Joseph Vukson
508.323.1198	508.323.1228
ciel_caldwell@3com.com	joseph_vukson@3com.com

3COM REPORTS FISCAL Q2 RESULTS

MARLBOROUGH, Mass., December 16, 2004 — 3Com Corporation (Nasdaq: COMS) today reported financial results for its second quarter of fiscal year 2005 ended November 26, 2004.

Revenues for the quarter were $151 million. Gross margins were $53 million, or 35 percent of revenues. Operating expenses were $103 million, including $4 million of restructuring charges. The net loss was $49 million, or $0.13 per share, compared to a net loss of $139 million, or $0.37 per share, for the second quarter of fiscal year 2004.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and the net loss per share of $0.13 for the second quarter of fiscal year 2005 is not comparable to First Call EPS estimates.

The company ended the quarter with $1.3 billion in cash and short-term investments.

NOTE: Attached is the full text of 3Com’s prepared remarks for the Q2 financial results conference call. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Halsted’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: our anticipated acquisition of TippingPoint Technologies, Inc. and the cash impact of the acquisition, if consummated; the expected decline in sales of our desktop, mobile, and server connectivity products; sequential growth in our enterprise networking revenue;  total revenue for our third fiscal quarter; gross margins for our third fiscal quarter; expected sales and marketing, research and development, and general and administrative expenses, combined; the date of our next earnings release; our partnership with Siemens Business Services and the range of support services that can be provided; progress in our voice products; orders we received from several important customers; our ability to help TippingPoint scale into the international market and win international customers; expansion of TippingPoint’s channels; future security products; benefits that TippingPoint may bring to 3Com; our extensive and competitive product line; our investment in sales, marketing and service resources; increases in our customer opportunities; and the future of the company. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings or the product offerings of the Huawei-3Com joint venture; the status of the US Government’s E-Rate initiative and available funding for schools to purchase technology; possible changes to our sales channels outside of North America; our ability to successfully implement our partnership with Siemens Business Services to provide best in class service offerings for our enterprise customers; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the Huawei-3Com joint venture; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the Huawei-3Com joint venture; expected volatility in our stock price; the possibility of legal disputes; and risks related to our anticipated acquisition of TippingPoint. In addition, references to the financial information included in this press release and Mr. Claflin’s and Mr. Halsted’s remarks reflect rounded numbers and should be considered approximate values.

A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and Quarterly Report on Form 10-Q for the period ended August 27, 2004. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world-class sales, service and support, which excel at delivering business value for its customers. When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Copyright © 2004 3Com Corporation. 3Com and the 3Com logo are registered trademarks of 3Com Corporation.

Comments on the Second Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Don Halsted, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the second quarter of fiscal 2005.

Revenue

Revenue for the quarter was $151 million, including $138 million for sales of enterprise networking products and $13 million for sales of connectivity products. Total revenue declined 7 percent sequentially, and 17 percent from the same quarter one year ago.

On a regional basis, the decline in worldwide revenue was driven primarily by the Americas region, which experienced a 21 percent revenue decrease sequentially.  Within the Americas, however, Latin America grew 19 percent over the previous quarter, driven by strong project business, while North America declined 29 percent.  In Asia Pacific, revenue declined 5 percent over the prior quarter, whereas EMEA (Europe, Middle East and Africa) grew by 8 percent sequentially, recovering somewhat from a seasonally slow Q1.

On a product line basis, worldwide revenue from enterprise networking products decreased 6 percent sequentially, primarily reflecting a decline in sales of our 10/100 switching products. This decline was partially offset by increased sales of our unmanaged small business and router products.  Revenue from connectivity products decreased 15 percent sequentially due to the continuing, expected transition of these products to other form factors and technologies.

Compared to the second quarter of fiscal 2004, worldwide revenue from enterprise networking products decreased 11 percent, while revenue from connectivity products decreased 52 percent.

Gross Margin

Gross margin for the current quarter was 35 percent, a decrease of 3 percentage points on a sequential basis, but up 4 percentage points from the second quarter of fiscal 2004.

The significant factors in the sequential decrease were competitive price pressures, particularly in the 10/100 and Gigabit switching markets, transition costs associated with our new customer service partnership with Siemens Business Services that was announced during the quarter and lower sales volume.  These decreases were partially offset by lower product manufacturing and warranty costs.

Operating Expenses

Total operating expenses for the current quarter were $103 million, including restructuring charges of $4 million and amortization of intangible assets of $2 million. The current quarter restructuring charges included costs related to vacated leased offices and employee severance.

Sales and marketing, research and development, and general and administrative expenses totaled $96 million, an increase of $3 million sequentially. The primary reason for the increase was additional investment in marketing programs focused primarily on the 10/100 switching market. In addition, we held our annual International partner and sales training events in the current quarter, along with a major launch of a high-end switch from the Huawei-3Com joint venture.  Compared to the second quarter of fiscal 2004, these operating expenses declined about $16 million, or 14 percent, reflecting the impact of the restructuring and other cost reduction actions that we have taken in previous periods.

The number of full time employees at the end of the quarter was approximately 1,825, as compared to 1,840 at the end of the previous quarter.

Operating Loss

Our operating loss for the current quarter was $50 million. This represents an increase of $15 million from the operating loss of $35 million reported for the previous quarter, and is attributable primarily to lower sales and the associated impacts on gross margin, as well as the additional investment in marketing programs mentioned above.

Compared to the second quarter of fiscal 2004, the operating loss was reduced by $65 million. $54 million of this loss reduction is due to lower restructuring charges and the balance primarily reflects the cumulative effect of lower product manufacturing costs, which have resulted in higher gross margin as a percent of sales, and lower operating expenses.

Interest and Other Income

Interest and other income, net, was $5 million, an increase of $4 million over the prior quarter.  Approximately $1 million of this increase was the result of slightly higher yields on our investment portfolio and reduced foreign exchange losses.  In addition, the prior quarter was impacted by a $2 million provision for Value Add Tax resulting from an unfavorable tax ruling.

Income Tax Provision (Benefit)

In the current quarter, the income tax provision was $1 million.

Equity Interest in Loss of Unconsolidated Huawei-3Com Joint Venture

In the current quarter, we recorded a loss of $2 million as our portion of the loss of the unconsolidated Huawei-3Com joint venture in their calendar third quarter.

During their calendar third quarter ended September 30, the third full quarter of operations, the Huawei-3Com joint venture grew its revenues to $66 million, an increase of 5 percent sequentially and bringing the calendar year to date total to $175 million.  Reported gross margin for the quarter was 40 percent, and the net loss was $5 million, including approximately $8 million of amortization of intangible assets.  We have added a table at the end of the earnings release that summarizes previously disclosed data for the Huawei-3Com joint venture along with the current quarter results.

Net Loss, Net Loss per Share, Weighted Average Shares Outstanding

Returning to 3Com’s results, the net loss for the current quarter was $49 million, or approximately $0.13 per share.

The weighted average number of shares outstanding during the current quarter was 379 million shares, a net decrease of 9 million shares from the prior quarter level of 388 million shares.  The decrease in the share count reflects a full quarter effect of our repurchase of 15 million shares in Q1, partially offset by the issuance of 1 million shares pursuant to employee stock plans during Q2.

Stock Options Outstanding

There were 56 million stock options outstanding at the end of Q2, compared to 58 million at the end of the previous quarter.

Cash and Short Term Investments

Total cash, cash equivalents and short term investments were $1.274 billion, a net increase of $10 million from the balance at the end of the previous quarter.  The net change is comprised of an increase in cash and cash equivalents of $19 million, offset by a decrease in short term investments of $9 million.  Key components of the increase in cash and cash equivalents are as follows:

•                  Cash used in operations was $21 million, including approximately $~~4~~ million for restructuring-related payments;

•                  Cash provided by investing activities was $36 million, driven largely by proceeds of approximately $37 million from the sale of our Dublin facility.  There were no stock repurchases in Q2.   We have $27 million in stock repurchase authorization remaining; and

•                  Cash provided by financing activities was $4 million, primarily consisting of proceeds from the issuance of stock pursuant to our employee stock plans.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2005. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•                  On Monday we announced a definitive agreement to acquire TippingPoint Technologies, Inc.  The acquisition is scheduled to close near the end of our fiscal third quarter, therefore, all forward looking guidance excludes the impact of the acquisition.  The cash impact of the acquisition at closing is expected to be in the range of  $345 - $370 million, depending on the final number of shares outstanding at the closing.

•                  In Q3, we expect revenues from desktop, mobile and server connectivity products to decline sequentially between 15-25 percent. This decline should be offset by modest sequential growth in revenue from enterprise networking products. Overall, we expect total company revenue to be approximately flat sequentially.

•                  In Q3, we expect the gross margins to be approximately 35 percent.

•                  In Q3, we expect to operate with sales and marketing, research and development, and general and administrative expenses in the mid $90 millions.

Next Earnings Call

For planning purposes, our Q3 earnings release is scheduled for Thursday, March 17, 2005.

Comments on the Second Quarter of Fiscal 2005

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Let me give my perspective on why we fell short of our plans, what we are doing about it and how it affects our long term strategy.

Most of our shortfall can be traced to one product line, 10/100 switching and one geography, North America. Unit growth in the 10/100 switching market is moderating and products in this space, especially Layer 2 enabled, are less differentiated than in the past.  As a result, competitors are increasingly using price related actions to drive demand.  This was particularly true this past quarter and we responded with lower prices, increased promotions and the introduction of advance hardware replacement in addition to our limited lifetime warranties, all of which put pressure on our Q2 performance.

While the 10/100 price pressure exists in all geographies, it was particularly acute in North America.  In addition, two other factors affected our business in this geography.  As you know, K-12 education is a very large market for 3Com.  One major source of funds that schools use to buy technology is the U.S. Government’s E-Rate initiative.  This program funnels millions of dollars a year to schools to buy IT products, but all E-Rate funding was put on hold by the government, as they investigated issues in how the program is administered.  The effect was to cause schools to delay purchases until such time as E-rate funding re-starts.

The second factor relates to changes made in our channel programs.  At the start of the quarter we began re-qualifying our VAR partners within our Gold, Silver and Bronze classifications, as part of an effort to re-align our channel structure to support small businesses all the way up through large enterprises.  The programs as initially rolled out were  disruptive to some channel partners. They were modified during the course of the quarter to accommodate concerns, while still keeping the thrust of the realignment in tact; but the disruption that occurred during this time impacted our Q2 revenues.   There was no impact outside of North America since we deferred making changes elsewhere, pending the results of our North American experience.

While Q2 performance was disappointing, there were several positive actions which  reaffirmed our strength in the SMB market while building our capabilities as an enterprise supplier.  In the SMB market our data product lines, principally the Office Connect brand, had solid sequential increases in revenue. In addition, our newly announced V3000 VOIP solution, specifically targeted to the small business, had very strong initial demand.   These results validate that our product positioning to this market, “Enterprise Solutions for the Small Business” meets the needs of this segment.

Let me turn to the enterprise market.  In Q2 we made a number of announcements to bolster our capabilities.  We announced our new 8800 modular switching family.  Featuring a terabit capacity backplane, this product is a leader in both performance and price/performance.  This is the first jointly designed product to come out of the Huawei-3Com joint venture and in combination with our 7700, and 3870 families of switches — we have 10Gig capability to service all sized customers from the edge to the core.

On October 4th we also announced our partnership with Siemens Business Services to provide best in class service offerings on a global basis for enterprise customers.  With this new partnership we can offer a range of support choices for our customers including two and four hour same business day hardware replacement with on site assist, as well as expanding our language and hours of coverage for technical support.

In the area of Voice, we are making good progress. Our Convergence Application Suite won “best of show” at the Fall 2004 INTERNET TELEPHONY Conference and EXPO, and was cited as the “killer app” for IP Telephony.  But in addition to accolades, we are also winning business.  Tresnet, AB, a Swedish company, signed an initial $1.9 million contract for VCX to supply IP Telephony voice systems in the Stockholm region. We have also installed a VCX voice and messaging infrastructure for a new building on the campus of the University of Florence, supporting 750 users with the potential to expand to 5,000 users as the University displaces their TDM PBXs.  In Latin America, the Mexican Congress awarded 3Com a $1.3 million order for VCX.   This two phase deal will grow to 8,000 phones, with advanced VCX software applications such as auto-attendant and call routing, as well as professional services bundled around the implementation.  In the US, we’ve continued to grow our VCX system at Birmingham Michigan Public Schools, now encompassing 11 buildings and 700+ seats of Telephony and Messaging — roughly half way through their conversion.  And we just received an award from the U.S. Coast Guard to deploy our open architecture IP Telephony and advanced applications in their network, complementing the existing 3Com IP Telephony system supporting their National Response Center.  These and other successes have enabled 3Com to grow to over 17,000 IP Telephony systems deployed.

Finally, I want to comment on the acquisition of TippingPoint.  TippingPoint is a leading provider of network-based intrusion-prevention systems.

TippingPoint’s products deliver in-depth application and infrastructure protection, as well as performance protection for enterprises and service providers.  Their most recent quarter’s performance of $9.7 million represents a sequential increase of 45 percent and an annualized growth of 360 percent. Their gross margins are a very healthy 70 percent.  Additionally, they have been winning blue chip, Fortune 1000 customers with very high re-purchase rates as their product is put into production.

As proof of how well customers view solutions from TippingPoint, earlier this week Information Security Magazine named TippingPoint its IPS Product of the Year.  This award was based on a broad survey of 416 information security managers working at 273 companies, who rated Tipping Point superior to all other solutions including those from Symantec and McAfee.

We can bring value to TippingPoint in several ways.  First, we will help them scale in the international markets where today they have little presence.  We will also help them win multinational customers who demand a supplier with a global footprint.  We will be able to expand their channel reach by leveraging existing 3Com channels that have a network-based security practice.  Over time, we will develop products targeting the SMB market as well as imbed their technology directly into infrastructure products from 3Com.  And we will develop service offerings to help customers plan for and deploy security products.

TippingPoint brings a number of benefits to 3Com.  We will cross sell into their customer base, many of whom are target customers for 3Com’s growing enterprise product line.  Their technologies are uniquely qualified to sell into a converged, voice and data environment, allowing us to design a five 9’s reliable VOIP and security solution for enterprise customers.  We believe that there are few if any other vendors that could make this claim.

Industry analysts realize the potential this combination can give to our customers.  For example Jason Wright of Frost and Sullivan said, “I’m a big fan of TippingPoint as a company and a technology. The company captured a lot of market share from larger, standalone security vendors and networking providers that offer embedded security. This is a good move for 3Com.”  Jon Olstik, who is with Enterprise Strategy Group (ESG) said, “This acquisition is a good move for 3Com. It diversifies its product line into a burgeoning area and strengthens its enterprise portfolio, at a time when ESG anticipates a lot of transition in network infrastructure.”

Let me end by reminding you of the vision we laid out for this company roughly two years ago.  We said that 3Com intended to be a leading provider of secure, converged network solutions for small, medium and large enterprises.  Over that time we have made enormous progress building out our offerings and with the acquisition of TippingPoint will have an extensive and competitive line of products to meet the needs of enterprises of all sizes.  As our portfolio of products and solutions has filled in, our focus increasingly turns to our “customer facing” capabilities—sales, marketing and service.  As mentioned, we have substantially increased our service capabilities and can now meet the most demanding of customer needs.  We are adding sales and technical support people across our geographies and are increasing our marketing investments as well.  Our front log of customer opportunities is growing both in number and in value.  And with the acquisition of TippingPoint, we expect to have a leadership position in the fastest growing segment of the security market.

In my opening sentence I said I would describe how the past quarter affected our long term strategy.  The short answer is “not at all.”  We are fully committed to this strategy and have the resources and capabilities to execute it.  As it gains traction in the marketplace we have the potential to create a growing, vibrant company that delivers strong financial returns for investors.

3Com Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	November 26,	August 27,	November 28,
	2004	2004	2003

Sales	$151,068	$162,349	$181,891
Cost of sales	98,377	100,254	124,941

Gross margin	52,691	62,095	56,950

Operating expenses:
Sales and marketing	59,394	55,099	65,637
Research and development	22,164	22,435	24,421
General and administrative	14,385	15,672	21,784
Amortization and write down of intangibles	2,175	1,014	1,095
Restructuring charges	4,497	2,784	58,892
Total operating expenses	102,615	97,004	171,829

Operating loss	(49,924)	(34,909)	(114,879)

Gains on investments, net	(351)	433	(12,252)
Interest and other income, net	4,781	1,033	3,808

Loss from continuing operations before income taxes and equity
interest in unconsolidated Huawei-3Com joint venture	(45,494)	(33,443)	(123,323)

Income tax provision (benefit)	1,008	(465)	1,500
Equity interest in loss of unconsolidated Huawei-3Com joint venture	(2,309)	(2,567)	(12,593)

Loss from continuing operations	(48,811)	(35,545)	(137,416)

Discontinued operations, net of taxes	—	—	(1,565)

Net loss	$(48,811)	$(35,545)	$(138,981)

Basic and diluted loss per share:
Continuing operations	$(0.13)	$(0.09)	$(0.37)
Discontinued operations	—	—	—

Net loss	$(0.13)	$(0.09)	$(0.37)

Shares used in computing basic and diluted per share amounts	378,694	387,585	375,332

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 26,	May 28,
	2004	2004
ASSETS

Current assets:
Cash and short-term investments	$1,273,873	$1,383,356
Accounts receivable, net	64,401	66,372
Inventories	22,344	27,679
Other current assets	41,317	42,270

Total current assets	1,401,935	1,519,677

Deferred income taxes	2,986	2,937
Property & equipment, net, and assets held for sale	83,346	114,599
Investment in Huawei-3Com joint venture	138,015	142,891
Other assets	35,437	40,714

Total assets	$1,661,719	$1,820,818

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$75,078	$80,408
Accrued liabilities and other	222,750	226,161

Total current liabilities	297,828	306,569

Deferred revenue and long-term obligations	12,466	15,135
Stockholders’ equity	1,351,425	1,499,114

Total liabilities and stockholders’ equity	$1,661,719	$1,820,818

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	November 26,	August 27,	$	%
	2004	2004	Change	Change

Americas	$57,978	$73,831	$(15,853)	-21%
Europe, Middle East and Africa	72,944	67,382	$5,562	8%
Asia Pacific Rim	20,146	21,136	$(990)	-5%

Total Sales	$151,068	$162,349	$(11,281)	-7%

Stock Options

	Outstanding Options as of November 26, 2004
Range of	Number	Weighted average
exercise price	of shares	exercise price

$ 0.13 - 4.00	207	$3.28
4.01 - 5.00	15,585	4.60
5.01 - 6.00	17,800	5.56
6.01 - 7.00	4,064	6.22
7.01 - 8.00	3,796	7.51
8.01 - 21.57	14,173	11.43

Total	55,625	$6.96

Additional Financial Data

Huawei-3Com Joint Venture

($ in thousands)

	CY 2004
	Quarter Ended
	03/31/04	06/30/04	09/30/04	YTD

Sales	$46,030	$62,700	$65,880	$174,610

Gross Margin	17,861	24,590	26,178	68,629
— As a% of revenue	38.8%	39.2%	39.7%	39.3%

Net Loss	(796)	(5,239)	(4,712)	(10,747)

3Com Equity in Net Loss	$(390)	$(2,567)	$(2,309)	$(5,266)

Notes:

The Huawei-3Com Joint Venture (H-3C) reports on a calendar years basis.  H-3C was formed and commenced operations in November 2003.

In determining 3Com’s share of H-3C’s net income or loss, certain adjustments to H-3C’s reported results are required. Such adjustments are made primarily to defer H-3C’s sales and gross profit related to products sold to 3Com that in 3Com’s inventory at the end of the accounting period, and to recognize amortization expense associated with Huawei’s contributed intangible assets.  The summarized financial data set forth above reflects such adjustments, including amortization expense of $7.8 million per quarter.